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                                                                  EXHIBIT 10.42

                                                                          PAGE 1




                                        LEASE



BETWEEN             STAR TELECOMMUNICATIONS DEUTSCHLAND GmbH
                    VOLTASTRASSE 1a

                    60486 FRANKFURT/MAIN

                    REPRESENTED BY


                                                  -LESSEE-



AND                 WSL WESTSTADT LIEGENSCHAFTS GmbH
                    IM BRUHL 19

                    61476 KRONBERT/TS.

                    REPRESENTED BY MRS. SYBILLE KIRSTEIN

                                                  -LESSOR-


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                                                                          PAGE 2


                                      SECTION 1
                                   LEASED PROPERTY

1. Lessor grants a lease of training and office building with underground parking lot in the premises in Frankfurt-West, Voltastrasse 1a.

2. Following premises will be let to less in the building set forth in sub-paragraph 1, as indicated in the ground plan, Appendix 1:

                   2
  a) approx. 2,586m           of offices, technical areas, social rooms and
                              secondary areas on the 1st and 2nd floor.

                   2
  b)              m           of storage space in the basement and attic story

  c) car parking spaces in the underground parking lot car parking spaces in the underground parking lot of Novotel.

     The final area leased results from the dimension of the leased area, which will be prepared together with the handing over protocol in accordance with the calculation of area attached to this contract, Appendix 2.

3. The floor plan of the leased areas and the required fittings will be set forth in Appendix 1. Any additional costs accrued due to later special requests by lessee have to be borne by lessee. Before executing special requests on part of lessee, lessee has to be provided with a quotation, including a statement of a possible delay with respect to the handing over date. Special requests may not be executed until lessee has given its consent to the execution according to the submitted quotation. The final state of the floor plan and fittings of the rooms is subject to the building authority's regulations.


                                      SECTION 2
                                    PURPOSE OF USE
1. The lease is made for entrepreneurial purposes in terms of the Turnover Tax Law.

     Lessee will make use of the leased areas as offices and technical areas with social rooms and secondary areas as it is common practice.

2. Lessee is not entitled to use the leased premises for another purpose than contractually agreed. A change of use is subject to prior written consent by lessor, who shall not unreasonably withhold its consent.

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                                                                          PAGE 3


                                      SECTION 3
                                  DURATION OF LEASE

1. The lease commences on January 2nd, 1998. The lease is contracted for a duration of 10 years. It is renewed for another 2 years, unless it is terminated at least 6 months before end of the term of lease by one of the contracting parties. The notice of termination of the lease must be given in writing.

2. Lessee is entitled to start with the installation of operational equipment before the stipulated date. It is obligated, however, to integrate the works into the schedule of the building site. The leased premises are regarded as complete particularly even if remaining structural work and removal of defects are still to be attended to, provided that these works and defects will only insignificantly affect the use. In case of a delay in handing over, lessee shall not be entitled to terminate this contract or to withdraw from this contract unless the handing over of the leased property is not effected until February 28th, 1998 at the latest.

     In case of termination of the lease due to rent arrears, rent shall include incidental expenses as well.


                                      SECTION 4
                                    AMOUNT OF RENT

1. The monthly total amount of rent for the described leased areas in the building indicated in the Appendix is

               net rent per month                      DM 71,115.00
               plus VAT, at present 15%                DM 10,667.25
                                                       ------------
               GROSS RENT PER MONTH                    DM 81.782.25

2. The total amount of rent is calculated on the basis of the calculation of the leased area and of the following table of rent:

                   2
  a) approx. 2,586m           of offices, technical areas,
                              social rooms and secondary areas
                              on the 1st and 2nd floor.               DM  27.50

                   2
  b)              m           of storage space in the basement
                              and attic story                         DM  15.00

  c)                          car parking spaces in the underground
                              parking lot
                              car parking spaces in the underground
                              parking lot of Novotel                  DM 120.00

3. In addition to the rent, advance payments have to be made for the accruing incidental expenses - including heating costs according to Section 5, in the amount of DM 4.00/m(squared) leased area plus 15% VAT.

                    net apportionment per month                  DM 10,344.00
                    plus 15% VAT                                 DM  1,551.60
                                                                 ------------
                    GROSS APPORTIONMENT PER MONTH                DM 11,895.60


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                                                                          PAGE 4


                                      SECTION 5
                                 INCIDENTAL EXPENSES

1. Lessee shall bear the following incidental expenses plus VAT in proportion of the areas leased by lessee to the total of the leased area of the building (according to Section 1, Appendix 1), for which an advance payment according to Section 4, sub-paragraph 3, has to be made. Incidental expenses shall include all current costs incurred by lessor due to ownership of the premises, grounds and fittings, including areas used by the public. These costs are the following:

     Insurance, water charges, canal dues, fees for refuse collection, land tax, energy consumption in the general areas, chimney sweeping, street cleaning, cleaning of building and facade, attention to grounds and green areas on the whole of the premises, snow removal and gritting in icy weather, janitor as well as costs of property management (3.5% of the total annual gross rent), operation of passenger and goods elevators (firemen's elevators) including complete maintenance and, if available, maintenance of elevator emergency call device, interior decorative repairs in the general areas, cost of maintenance, repair, upkeep, reconditioning, operation and checking of the technical equipment (like for instance the heating system, lifting facilities, fire alarm, access control facilities, facilities for protection against the sun, ventilation and air conditioning equipment, emergency power generating unit, supply meters etc.), maintenance of roof's covering with greenery and of the waterproof sheetings as well as checking, refilling and replacement of hand fire extinguishers.

     If costs for heating, air conditioning or hot-water are determined separately by intermediate meters for the area leased by lessee, lessee shall bear these individually determinable consumption-based costs. If that is not the case, the accruing expenditure on consumption will be distributed at 33 per cent according to the size of the leased area and at 70% according to consumption determined by measuring facilities.

     If water consumption is determined separately, lessee shall bear 100% of the individual consumption costs. This applies to canal dues accordingly.

     Not later than Sept. 30th of the subsequent year, lessor is obligated to settle accounts with lessee on the incidental costs accrued during one year of management (Jan. 1st to Dec. 31st), taking into account the advance payments made according to Section 4, sub-paragraph 3.

     Additional or short payments have to be mutually compensated immediately. In the case of an increase or decrease in operating expenses, lessor shall reassess the monthly advance payment correspondingly.

2. If the increase or the new introduction of operating expenses agreed by the two parties causes lessor an additional financial burden, lessee is obligated to pay the respective additional amount on a pro rata basis as from receipt of a corresponding notification.

3. Lessor shall be entitled to alter the distribution code and the accounting period in its fair judgment.

4. Registration with the competent public utilities shall be effected by lessee in due time before commencement of lease.


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                                                                          PAGE 5


                                      SECTION 6
                      CENTRAL HEATING AND HOT-WATER CONSUMPTION

1. Lessor is obligated to maintain operation of the central heating during usual business hours if the outdoor temperature so requires, at least, however, in the time from October 1st to April 30th. Ventilation and air conditioning equipment - if available - are to be operated all the year round.

2. Hot-water supply, if not effected by the central heating, has to be provided at any time during usual business hours.

3. A fuel shortage beyond lessor's control, resulting in partial or complete suspension of heating, does not entitle lessee to claim reduction or to claim for damages. This also applies to the inevitable interruption of operation of the heating facilities due to repair or maintenance purposes.


                                      SECTION 7
                           ALTERATION OF THE AMOUNT OF RENT

1. The amount of rent remains unchanged during the first year after commencement of lease.

     After that date, the agreed amount of rent will change as soon as the cost-of-living index determined by the Federal Statistical Office (Statistisches Bundesamt) for a worker's family of 4 earning an average income, assessed in the base year 1985 at 100 points, has increased or decreased as compared with the corresponding level at commencement of lease. In this case, the agreed amount of rent will be changed according to the extent of change occurred. The altered amount of rent, determined as described above, will be valid, in turn, for another period of at least 12 months. If then the above mentioned index will have increased or decreased as compared to the last change of rent, the amount of rent will be adjusted for a subsequent period of at least 12 months. The change of the amount of rent is subject to a written request by the party entitled. The altered amount of rent is due for payment on the 3rd business day of the month following the receipt of the request.

2. In order to become effective, this agreement requires the approval by the Land central bank (Landeszentralbank), to be obtained by lessor. In case of refusal of this approval, however, the provisions agreed by the parties shall remain valid. In this case, the parties will change the index clause that way, that it will be approved and will be economically as similar to the original clause as possible.


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                                                                          PAGE 6


                                      SECTION 8
                                   PAYMENT OF RENT

1. Rent, advance payment of incidental expenses and value added tax have to be transferred, post-free and charges paid, monthly in advance, on the 2nd business day of each month at the latest to lessor's account no.
     11 00 58 195, Bank Code Number BLZ 550 500 00, Landesbank Rheinland-Pfalz in Mainz.

2. Delay in payment entitles lessor to charge dunning costs of DM 15.00 per reminder, incl. VAT plus postage and default interest of 2% p.a. above the current discount rate of the Central Bank of Germany (Deutsche Bundesbank).

3. If lessee effects part payments on the accounts payable, lessor may set these payments at its own option against the unsettled accounts, not paying consideration to declarations made by lessee.


                                      SECTION 9
                                  SET-OFF, RETENTION

1. Lessee may claim the reduction of the amount of rent only with prior written notification to lessor.

     A set-off and retention by the two parties is possible only if undisputed claims or claims raised with final and binding effect are concerned.

2. A retention and set-off due to claims arising from other obligations is excluded. Claims for compensation according to Section 538 of the Civil Code (BGB) are excluded, unless lessor has acted intentionally or with gross negligence.


                                      SECTION 10
                             SUBLETTING TO THIRD PARTIES

1. Lessee is not entitled to subletting or subleasing the premises to third parties without prior written consent given by lessor. Lessor may only refuse its consent if there are objective material reasons against such subleasing. Subleasing to companies or subsidiaries of the same group is exempt from this provision (Section 2, subparagraph 1 applies accordingly to a possible sublessee).

2. In case of subleasing or subletting, lessee shall be liable for all acts or failures by sublessee or that party, to whom it has sublet the use of the leased premises.

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                                                                         PAGE 7

                                   SECTION 11
                         PLAQUES, ADVERTISING EQUIPMENT

1. Lessee is entitled to fix a company plaque at the main entrance. The lessor will indicate the position of the advertising equipment, its possible dimensions as well as the possible design according to the planned design of the exterior and considering the official guidelines.

2. Upon termination of lease, lessee is obligated to remove plaques and advertising equipment as well as the damages caused by fixing, operation and removal.


                                   SECTION 12
                              USE OF THE ELEVATORS

1.   Existing elevators will be in operation 24 hours a day.

2. In case of operational failures lessee is not entitled to uninterrupted service. A control of the elevators is not provided. Failures have to be communicated immediately to lessor or its representative.


                                   SECTION 13
                         ELECTRICITY, GAS, WATER, HEATING FUEL

1. Existing electricity (incl. possibly existing telecom and antennae cabling) networks as well as gas and water pipe networks may only be used by lessee to such an extent, that no overstressing will occur. An increased demand may be met by Lessee by extending supply pipes or lines at its own expense after prior written consent of lessor. The laying of any additional pipe or line network within the building is subject to lessor's prior written consent.

2. In case of failures or damages of the supply network, lessee shall provide for immediate cutoff and inform lessor. In case of imminent danger, lessee is obligated to eliminate this imminent danger at once by itself. Further repair of the damage shall be arranged for by lessor, unless according to this contract the maintenance and repair are incumbent on lessee. If the latter is not the case, lessor shall also bear the cost incurred due to elimination of the imminent danger.

3. An alteration of the energy supply, in particular a change of the current voltage, does not entitle lessee to assert claim for damages against lessor. In such a case, however, lessee is entitled to exceptional termination of contract.


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                                                                         PAGE 8

4. If power, gas or water supply or drainage is interrupted by circumstances beyond lessor's control, if irregularities occur with respect to supply or in case of floods or other catastrophes, lessee shall have no right to claim reduction of rent or damages against lessor. This applies to heating fuel supply accordingly, as long as it is effected by the public utilities.

     If the terms of delivery stipulated by the public utilities, from which lessor purchases power or water, provide undertakings' liability for interruptions in supply and for irregularities in delivery, lessor hereby assigns any claims it may have against the public utilities to lessee. Additional claims are not asserted by lessee, unless they could be asserted by lessor as well.


                                   SECTION 14
                              OFFICIAL PERMITS AND
                          OPERATING EQUIPMENT OF LESSEE

1. Lessor does not assume any liability for the fact that the permits granted for the operation known and planned at present and for the equipment required will continue until after the date of handing over of the leased property (Section 3, sub-paragraph 1). Lessor warrants, however, that a commercial use within the scope of lease set forth in
     Section 2, sub-paragraph 1, is permitted. This applies in particular to licenses as well. Lessee has to bear all the costs required for the creation and maintenance of the preconditions for the operation of its business. This also applies to advertising equipment etc.; obligations imposed by the trade supervision or other authorities with respect to lessee's business have to be complied with at lessee's own expense.

2. Before installing machines, heavy objects, other plant and equipment in the leased premises, lessee shall ask lessor about the approved limit of load and obtain lessor's written consent. Lessee is liable for damages caused by failure to comply with this provision. If the installation of this plant and equipment has an adverse effect on the building - tremors, cracks, etc. - lessor may withdraw the granted permit if lessee fails to take remedial action in the due course of time to be stipulated. Lessee is liable for all plant and equipment brought in or operated by lessee. If the installation or operation of lessee's plant and equipment results in unreasonable disadvantages or detriments, lessee is obligated to remove them or to discontinue operation unless it can take remedial action.

3. Obligations within the scope of the building permit, imposed by the construction supervision authorities with respect to lessee's operating equipment, have to be complied with at lessee's own expense.

                                 SECTION 15
                  MAINTENANCE AND REPAIR OF LEASED PROPERTY

1. Lessee shall provide for sufficient cleaning, ventilation and heating of the leased property and treat the rooms and the plant and equipment therein with care and keep it free from pests.

2. Lessee is liable for any damages of and in the leased property and for damages of the open space belonging to it, as long as these damages are caused by itself, its employees, family members, vicarious agents, sublessees, visitors, suppliers, customers and workmen, acting with gross negligence.

3. Lessee is obligated, in particular, to have interior decorative repairs of the leased premises executed at its own expense (repapering and/or painting of the walls and ceilings, and, as agreed with lessor, painting of coated floors, radiators, visible mains, rusts, doors, windows or other parts, unless they have a coated, eloxed, varnished, galvanized or similar surface) within reasonable intervals, and to exchange upper floor coverings. Lessee shall maintain and repair lighting installations, bell systems, thermometers, locks, water cocks, water closet flushing apparatuses, wash-basins and sinks, stoves, gas burning installations, electric appliances, ventilating equipment, water heaters and similar technical installations, exclusively used for lessee's supply, including the corresponding feeding pipes or lines and sewage pipes.

4. Lessee shall inform lessor immediately about any damage occurred with respect to the leased property. Lessee is liable for consequential damages caused by delayed notification.

5. Lessor is not liable for damages suffered by lessee or third parties with respect to stored goods and fittings, irrespective of nature, origin, duration or scope of influence, unless lessor has caused the damage intentionally or by gross negligence. In other respects, lessor's liability is limited to the coverage and the scope of the liability insurance, unless lessor has caused the damage intentionally or by gross negligence. The amount covered by the houseowner's liability insurance amounts to DM 1,000,000.00 for property damage and pecuniary loss and to DM 2,000,000.00 for bodily injury.

                                 SECTION 16
             ALTERATION OF AND IN THE LEASED PROPERTY BY LESSEE

1. Alterations of and in the leased property, in particular structural alterations, built-ins, installations and the like, are subject to lessor's prior written consent. It is lessee's sole responsibility to obtain all the official permits required as well as to comply with all the laws and regulations enacted in this respect. Lessor shall, however, be of assistance - as far as possible - in obtaining contingent official permits.

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                                                                         PAGE 10

    Lessee shall bear all the respective costs and the costs for structural alterations. On lessor's demand, lessee is obligated to remove the structural alterations or built-ins partly or in full when moving and to restore the former condition without requiring a reservation on the part of lessor when giving its consent. Lessee is liable for any damages occurring in connection with the structural alterations performed by lessee.

2. If on termination of lease lessee intends to remove the installations it has fitted to the leased property, it may offer these to be taken over by lessor. In doing so, lessee shall make a price proposal, proving production costs and day of manufacture. If lessor wishes to take over the fittings, lessee has to be reasonably compensated. If lessor rejects the fittings, lessee is obligated to restore the original condition of the leased property.

                                 SECTION 17
                    STRUCTURAL ALTERATIONS AND REPAIRS
                                  BY LESSOR

1. Lessor may executed repair work and structural alterations, which may become necessary for maintenance or economic exploitation of the property or for enlargement of the building or for the elimination of damages, without prior consent of lessee. This also applies to works and structural measures, which are not strictly necessary but suitable, and will serve, in particular, to modernize the building. Lessee shall provide access to the rooms to be considered and must not hinder or delay the execution of the works. Otherwise lessee shall compensate for damages caused by such hindrance or delay. In the cases set forth above, lessee is not entitled to claim reduction of rent unless insufficient consideration is taken of lessee's interests, thus causing detriments to lessee.

                                 SECTION 18
                       ADMITTANCE TO LEASED PROPERTY

1. During normal business hours, lessee shall ensure, that surveyors and interested parties authorized by lessor may view and have access to the leased property for the purpose of determination of the state of repair, state of the building site, releasing, sale etc., after the visit having been announced in due course of time. In case of emergency, the access has to be possible at all hours of the day and night.

                                 SECTION 19
                         DUTY TO SAFEGUARD TRAFFIC

1. Lessee is subject to the duty to safeguard traffic within its area of lease, according to the legal provisions. In this respect, lessee releases lessor from third party claims.

                                 SECTION 20
                                  INSURANCE

1. Fire insurance, insurance against damages caused by tap water, storm and tempest and EC, property liability insurance, fire liability and glass insurance of the building are within lessor's responsibility. The insurance premiums incurring in this respect have to be paid by lessee as a part of the incidental costs.

2. Insurance of the objects, goods and built-ins as well as advertising and operational equipment brought in by lessee is within lessee's responsibility. Lessee is obligated to effect and maintain a business liability insurance and a leased property damage insurance and to prove on request the existence of insurance coverage to lessor.

                                 SECTION 21
                           TERMINATION OF LEASE/
                          EXCEPTIONAL TERMINATION

1. On termination of lease, lessee shall return the leased property to lessor in a state of expert redecoration (walls and ceilings repainted). If floor coverings show signs of wear and tear to an extend exceeding wear and tear caused by usual use, lessee shall have the coverings replaced by a specialized company. If lessee fails to comply with this obligation, lessor may have the leased property redecorated at lessee's expense.

    Lessee's obligation of vacation of premises covers all objects situated within the area of the leased property unless they are owned by lessor. If lessee fails to comply with its obligation of vacation, lessor is entitled to have the vacation executed at lessee's expense. There is no obligation on part of lessor to preserve such objects still within the area of the leased property after termination of lease.

2.  Lessor may immediately terminate the lease for material reasons, if:

    a) lessee is in arrears with its rent payments or with other financial obligations amounting to a month's rent for more than a month;

    b) lessee continues the use of the leased property in breach of contract or the unauthorized subletting to a third party despite admonition by lessor;

    c) a petition has been filed for institution of composition proceedings or in bankruptcy with respect to lessee's assets or if lessee has made an affirmation in lieu of an oath according to Section 807 of the Code of Civil Procedure (ZPO) or if lessee discontinues payments;

    d) lessee fails to comply with its essential contractual obligations within a reasonable period of time despite written admonition by lessor;

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                                                                         PAGE 12

    Lessee is entitled to a corresponding right of termination, if lessor fails to comply with its obligations according to subparagraph 2 c/d above.

3. In case of termination of lease without notice, lessee is liable for any loss of rent until termination of the agreed period of lease, which is caused by the leased property not being rented or by the fact that in case of a new lease the previous amount of rent cannot be achieved.
    Lessor is obligated to do everything possible in order to find a new lessee to take over the leased property. Lessor will accept a new lessee provided by lessee, under the condition that the new lessee is comparable to lessee in terms of kind and scope of operating business and with regard to financial soundness.

4. On termination of lease, lessee shall hand over all the keys, including those it has had made, to lessor.

                                 SECTION 22
                               OTHER AGREEMENTS

1. Lessor is entitled to transfer any rights and obligations on the part of lessor under this contract to third parties with the effect of discharging debts, without lessee being in a position to derive any rights of any nature from this fact.

2. Refuse originated by lessee's business activities, except office refuse, may not be disposed of in the dustbins provided by lessor for general use, but has to be disposed of by lessee itself.

                                 SECTION 23
                           PROVISION OF SECURITY

1. In order to secure lessor's claims under this agreement, lessee is obligated to provide a promise of surety by an important German bank or Sparkasse (savings bank) amounting to 12 gross monthly rents incl. incidental costs, immediately after signing of contract or to submit a letter of support of its American parent company.

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                                                                         PAGE 13

                                 SECTION 24
                   EFFECTIVENESS OF PROVISIONS OF CONTRACT

1. Later modifications and supplements to this contract must be made in writing. It cannot be contracted out verbally. If any of the provisions of this contract becomes legally invalid, be it partly or in full, the validity of the other provisions shall remain unaffected. In such a case, the contract has to be fulfilled correspondingly.
    If the invalidity is caused by a determination of performance or time, it will be replaced by the performance or time permitted by statute.

2.  Place of jurisdiction is Frankfurt am Main.




------------------------------             -------------------------------
        -lessee-                                      -lessor-